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Exhibit 99:
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AIRGAS  News Release                          Airgas, Inc.
                                              259 N. Radnor-Chester Road
                                              Suite 100
                                              Radnor, PA  19087-5283
                                              www.airgas.com
------------------------------------------------------------------------

Investor Contact:                             Media Contact:
----------------                              -------------
Melissa Nigro (610) 902-6206                  James Ely (610) 902-6010
melissa.nigro@airgas.com                      jim.ely@airgas.com


For release:     IMMEDIATELY

                 AIRGAS REPORTS FISCAL FIRST QUARTER EARNINGS

RADNOR, PA - July 29, 2002 -- Airgas, Inc., (NYSE: ARG) today reported earnings for its first quarter ended June 30, 2002. Net earnings for the quarter, excluding certain charges, were $16.2 million or $0.23 per diluted share compared to $13.5 million or $0.20 per diluted share in the same period a year ago. Free cash flow per diluted share for the quarter was negative $0.03 versus $0.23 in the prior year.

As disclosed in the notes to the attached financial statements, the results reported above for the quarter ended June 30, 2002 exclude restructuring and divestiture charges. Results reported above for the quarter ended June 30, 2001 exclude a charge for the cumulative effect of a change in accounting principle related to the accounting for goodwill.

Including the charges related to the restructuring, divestitures and change in accounting principle, the reported net earnings per diluted share for the quarter ended June 30, 2002 were $0.20 versus a net loss of $0.67 for the comparable prior year quarter.

"We continue to deliver strong earnings performance in the face of difficult market conditions," commented Airgas Chairman and Chief Executive Officer Peter McCausland. "EPS increased 15%, excluding certain charges. Improved gross margins reflecting an expanded gas and rent sales mix, as well as effective expense management and favorable interest rates, primarily contributed to this performance. After-tax cash flow also remained strong, but the timing of payments for certain accrued expenses resulted in an increase in net working capital, which negatively impacted free cash flow."

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McCausland continued, "The first quarter performance was bolstered by the business acquired from Air Products, which surpassed our earnings projections and was slightly accretive this quarter because of the low
interest rate environment.   Integration of the acquired assets is going
well and we are on track to realize projected synergies."

While fiscal first quarter sales of $458 million increased 10%, total same-store sales declined 2% compared to the same quarter a year ago, reflecting continued weakness in manufacturing and other industrial customer segments. Same-store sales in the Distribution segment were down 2%, reflecting an increase of 1% for gases and rent and a 5% decline in hardgoods. Same-store sales for the Gas Operations segment
decreased 3%.   Year-to-date capital spending was $14 million versus $17
million last year.

"Although operating conditions have been difficult, we have not sacrificed long-term value for short-term gains and we continue to invest in our infrastructure initiatives as planned," added McCausland. "While we wait for sustained signs of an economic recovery, we remain focused on growing market share, cost management and driving efficiency through our integrated distribution system. We believe that leveraging the capabilities of our infrastructure will not only improve our cost position in the near term, but position us for greater growth when the economy strengthens."

Free cash flow is defined as after-tax cash flow (net earnings, excluding certain gains and charges, plus depreciation, amortization and deferred income taxes), minus capital spending, plus/minus the change in working capital, excluding the impact of the accounts receivable securitization and certain gains and charges.

The Company will conduct an earnings teleconference on Tuesday, July 30, 2002, beginning at 8:30 a.m. Eastern Time. Access the teleconference by calling (877) 272-3821 and entering passcode 4875971. Slides to be presented during the Company's teleconference and information about how to access a live and on-demand webcast of the teleconference are available in the `Investor Info' section on the Company's Internet site www.airgas.com. The telephone replay will be accessible for one week starting July 30 at approximately 11:00 a.m. Eastern Time by calling
(800) 642-1687 and entering passcode 4875971.

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ABOUT AIRGAS, INC.

Airgas, Inc. is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of nearly 800 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telemarketing channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

FORWARD-LOOKING STATEMENTS

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: favorable interest rates; the successful integration of acquired assets and being on track to realize projected synergies; an uncertain near-term economic outlook; focusing on growing market share, cost management and driving efficiency through our integrated distribution system; and leveraging the capabilities of our infrastructure to improve our cost position in the near term and position us for greater growth when the economy strengthens. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the success of the Company's integration of the acquired Air Products packaged gas business; the success of the Company's strategic initiatives in improving operational efficiency, and growing sales and market share; an economic downturn (including adverse changes in the specific markets for our products); increased competition; customer acceptance of the Company's products; adverse changes in customer buying patterns; adverse changes in general economic conditions; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including Form 10-K dated March 31, 2002, filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow.
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
                         AIRGAS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)

                                              (Unaudited)
                                           Three Months Ended
                                                June 30,
                                           2002           2001
                                           -------------------
Net sales:
     Distribution                          $422,055     $378,314
     Gas Operations                          35,613       37,361
                                            -------      -------
          Total net sales                   457,668      415,675
                                            -------      -------

Costs and expenses:
     Cost of products sold
      (excl. deprec.)
        Distribution                        211,449      198,903
        Gas Operations                       10,817       13,320
     Selling, distribution and
      administrative expenses               176,299      152,719
     Depreciation                            18,459       15,672
     Amortization                             1,740        2,277
     Special charges (a)                      2,694           --
                                            -------      -------
          Total costs and expenses          421,458      382,891
                                            -------      -------
Operating income:
     Distribution                            32,700       26,571
     Gas Operations                           6,204        6,213
     Special charges (a)                     (2,694)          --
                                            -------      -------
          Total operating income             36,210       32,784

Interest expense, net                       (13,121)     (10,913)
Discount on securitization of
 trade receivables                             (851)      (1,492)
Other income (expense), net (b)                (123)        (193)
Equity in earnings of
 unconsolidated affiliates                      932          913
                                            -------      -------
  Earnings before income taxes and the
   cumulative effect of a change in
   accounting principle                      23,047       21,099

Income tax expense                            9,003        7,648
                                            -------      -------
  Earnings before the cumulative effect
   of a change in accounting principle       14,044       13,451

Cumulative effect of a change in
 accounting principle (c)                        --      (59,000)
                                            -------      -------
Net earnings (loss)                        $ 14,044     $(45,549)
                                            =======      =======
Per share data:
     Basic earnings (loss) per share       $    .20     $   (.68)
     Diluted earnings (loss) per share     $    .20     $   (.67)

Net earnings (excluding certain charges
 and the cumulative effect of a change
 in accounting principle) (d)              $ 16,239     $ 13,451
                                            =======      =======

Per share data (excluding certain charges
 and the cumulative effect of a change in
 accounting principle) (d):
     Basic earnings per share              $    .23     $    .20
     Diluted earnings per share            $    .23     $    .20

Weighted average shares outstanding:
     Basic                                   69,900       67,400
     Diluted                                 72,000       68,400

See attached notes.

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
                         AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                            (Amounts in thousands)


                                            (Unaudited)
                                              June 30,     March 31,
                                                2002         2002
                                              -------      --------
ASSETS
Trade accounts receivable, net (e)         $   92,060    $   88,634
Inventories, net                              151,972       154,045
Deferred income tax asset, net                 13,210        13,210
Prepaids and other current assets              28,060        47,654
                                            ---------     ---------
    TOTAL CURRENT ASSETS                      285,302       303,543

Property, plant and equipment, net            885,240       893,015
Goodwill                                      409,741       406,548
Other non-current assets, net                 119,192       113,951
                                            ---------     ---------
    TOTAL ASSETS                           $1,699,475    $1,717,057
                                            =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                    $   74,995    $   82,485
Accrued expenses and
 other current liabilities                    108,394       136,390
Current portion of long-term debt               1,327         2,456
                                            ---------     ---------
    TOTAL CURRENT LIABILITIES                 184,716       221,331

Long-term debt (e)                            767,647       764,124
Deferred income taxes                         187,275       198,173
Other non-current liabilities                  31,890        30,343

Stockholders' equity                          527,947       503,086
                                            ---------     ---------
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                  $1,699,475    $1,717,057
                                            =========     =========

See attached notes.

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Notes:


(a) Special charges of $2.7 million ($1.7 million after-tax) for the three months ended June 30, 2002 consist of a restructuring charge related to the integration of the business acquired from Air Products in the fourth quarter of fiscal 2002 and costs related to the consolidation of certain of the Company's procurement functions. The special charges include facility exit costs associated with the closure of certain Airgas facilities and severance for approximately 130 employees.

(b) Other income (expense), net, for the three months ended June 30, 2002 includes a net non-recurring loss of approximately $200 thousand ($500 thousand after-tax) related to divestitures.

(c) In connection with the adoption of SFAS 142 on April 1, 2001, the Company performed an evaluation of goodwill, which indicated that goodwill of one reporting unit, its tool business, was impaired. Accordingly, the Company recognized a $59 million non-cash charge recorded retroactive to April 1, 2001 as the cumulative effect of a change in accounting principle for the write-down of goodwill to its fair value. The impaired goodwill was not deductible for taxes, and consequently, no tax benefit was recorded in relation to the charge.

(d) Net earnings, adjusted to exclude the items described in notes (a), (b) and (c).

(e) The Company participates in a securitization agreement with two commercial banks to sell up to $175 million of qualified trade receivables. Net proceeds from the securitization were used to reduce borrowings under the Company's revolving credit facilities. The amount of outstanding receivables under the agreement was $140 million and $134 million at June 30, 2002 and March 31, 2002, respectively.